Exhibit (a)(5)(D)

FOR IMMEDIATE RELEASE

Syncona Commences Tender Offer for All Outstanding Shares of Applied Genetic Technologies Corporation

October 26, 2022

GAINESVILLE, Fla., CAMBRIDGE, Mass. and LONDON, United Kingdom, October 26, 2022. Applied Genetic Technologies Corporation (Nasdaq: AGTC) (“AGTC” or the “Company”) and a newly established portfolio company of Syncona Limited (“Syncona”), a leading healthcare company focused on founding, building and funding global leaders in life science, announced the commencement today of the previously announced tender offer for all of the issued and outstanding shares of common stock of AGTC at a price of $0.34 per share in cash, at the closing of the transaction, plus up to an additional $0.73 per share payable pursuant to contingent value rights upon the achievement of specified milestones (CVRs).

The upfront cash payable at the closing of the tender offer of $0.34 per share represents a premium of approximately 42% over AGTC’s closing stock price immediately prior to the announcement of the transaction. If all the CVR milestones are achieved, total consideration payable per share could be increased by up to $0.73, resulting in total consideration of up to $1.07 per share and an aggregate premium of up to approximately 344% over AGTC’s closing stock price on October 21, 2022.

The tender offer is being made pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 23, 2022, by and among AGTC, Alliance Acquisition Sub, Inc. (“Purchaser”) and Alliance Holdco Limited (“Parent”), a wholly owned subsidiary of Syncona.

AGTC’s board of directors unanimously approved the Merger Agreement and recommends that all stockholders tender their shares in the tender offer.

The tender offer will expire at 5:00 p.m., Eastern Time, on November 28, 2022, unless the tender offer is extended in accordance with the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The completion of the tender offer is conditioned upon, among other things, AGTC’s stockholders tendering at least a majority of AGTC’s then outstanding shares and other customary closing conditions

A tender offer statement on Schedule TO that includes the Offer to Purchase and related Letter of Transmittal setting forth the terms and conditions of the tender offer has been filed today with the U.S. Securities and Exchange Commission (the “SEC”) by Purchaser, Parent, Syncona Portfolio Limited and Syncona Investment Management Limited. Additionally, AGTC has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 that includes the unanimous recommendation of AGTC’s board of directors that AGTC’s stockholders tender their shares in the tender offer.

Georgeson LLC is acting as information agent for Purchaser in the tender offer. Computershare Trust Company, N.A. is acting as depositary and paying agent in the tender offer. Requests for documents and questions regarding the tender offer may be directed to Georgeson LLC by telephone at (800) 279-6913.

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Copies of this press release and other corporate information can be found on Syncona’s website at: www.synconaltd.com and AGTC’s website at www.agtc.com.

Forward Looking Statements

Statements in this press release regarding the proposed transactions between Syncona and AGTC, the expected timeline for completing the transactions, the anticipated contingent value right payments, future financial and operating results and benefits and synergies of the transaction, future opportunities for the combined company and any other statements about future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the risk that the proposed transactions may not be completed in a timely manner, or at all; the failure to satisfy all of the closing conditions of the proposed transactions; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement and the tender offer thereunder; the effect of the announcement or pendency of the proposed transactions on both Syncona’s and AGTC’s businesses, operating results and relationships with customers, suppliers, competitors and others; the risk that the proposed transactions may disrupt Syncona’s and AGTC’s current plans and business operations; potential difficulties retaining employees as a result of the proposed transactions; risks related to the diverting of management’s attention from AGTC’s ongoing business operations; the outcome of any legal proceedings that may be instituted against AGTC related to the merger agreement or the tender offer thereunder; risks relating to product development and commercialization and demand for AGTC’s products (and, as such, uncertainty that the milestones for the contingent value right payments may not be achieved); risks associated with competition; and other commercial and risks discussed in the “Risk Factors” section of AGTC’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022. In addition, the forward-looking statements included in this press release represent AGTC’s and Syncona’s views as of October 26, 2022. It is anticipated that subsequent events and developments will cause such views to change. However, while they may elect to update these forward-looking statements at some point in the future, AGTC and Syncona specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing AGTC’s or Syncona’s views as of any later date.

Important additional information will be filed with the SEC

This press release is neither an offer to purchase nor a solicitation of an offer to sell common stock of AGTC or any other securities. This communication is for informational purposes only. The tender offer transaction commenced by affiliates of Syncona is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) filed by such affiliates of Syncona with the SEC. In addition, AGTC has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The offer to purchase shares of AGTC’s common stock is only being made pursuant to the Offer to Purchase, the Letter of Transmittal and related offer materials filed as a part of the tender offer statement on Schedule TO, in each case as amended from time to time. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER MATERIALS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. PRIOR TO MAKING ANY DECISION REGARDING THE TENDER OFFER, AGTC STOCKHOLDERS ARE STRONGLY ADVISED TO CAREFULLY READ THESE DOCUMENTS, AS FILED AND AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE. AGTC stockholders will be able to obtain the tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation Statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation Statement on Schedule 14D-9 may be obtained free of charge from Georgeson LLC, 1290 Avenue of the Americas, 9th Floor, New York, New York 10104, Telephone Number (800) 279-6913.

About Syncona

Syncona's purpose is to invest to extend and enhance human life. We do this by founding and building companies to deliver transformational treatments to patients in areas of high unmet need.

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Our strategy is to found, build and fund companies around exceptional science to create a diversified portfolio of 15-20 globally leading healthcare businesses for the benefit of all our stakeholders. We focus on developing treatments for patients by working in close partnership with world-class academic founders and management teams. Our balance sheet underpins our strategy enabling us to take a long-term view as we look to improve the lives of patients with no or poor treatment options, build sustainable life science companies and deliver strong risk-adjusted returns to shareholders.

About AGTC

AGTC is a clinical-stage biotechnology company developing genetic therapies for people with rare and debilitating ophthalmic, otologic and central nervous system (CNS) diseases. AGTC is designing and constructing critical gene therapy elements and bringing them together to develop customized therapies with the potential to address unmet patient needs. AGTC’s most advanced clinical programs in XLRP and ACHM CNGB3 leverage its technology platform to potentially improve vision for patients with inherited retinal diseases. Its preclinical programs build on AGTC’s AAV manufacturing technology and scientific expertise. AGTC is advancing multiple pipeline candidates to address substantial unmet clinical needs in optogenetics, otology and CNS disorders, and has entered into strategic collaborations with companies including Bionic Sight, Inc., an innovator in the emerging field of optogenetics and retinal coding, and Otonomy, Inc., a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology.

Contacts

Applied Genetic Technologies Corporation Contacts:

IR Contact:
David Carey
Lazar FINN Partners
T: (212) 867-1768
david.carey@finnpartners.com

Corporate Contact:
Jonathan Lieber
Chief Financial Officer
Applied Genetic Technologies Corporation
T: (617) 843-5778
jlieber@agtc.com

Syncona Limited

Annabel Clark / Fergus Witt

Tel: +44 (0) 20 3981 7940

FTI Consulting

Ben Atwell / Natalie Garland-Collins / Julia Bradshaw / Tim Stamper

Tel: +44 (0) 20 3727 1000

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